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                                   EXHIBIT 4.7

                                 AMENDMENT NO. 4
                                       TO
                       THE BON-TON DEPARTMENT STORES, INC.
                     PROFIT SHARING/RETIREMENT SAVINGS PLAN


                  WHEREAS, THE BON-TON DEPARTMENT STORES, INC., a Pennsylvania corporation (the "Company"), established The Bon-Ton Department Stores, Inc. Profit Sharing/Retirement Savings Plan (the "Plan"); and

                  WHEREAS, the Company wants to facilitate participant changes to their deferral savings percentage and to permit participants to direct the investment of the profit sharing portion of their account; and

                  WHEREAS, Section 12(a) of the Plan authorizes the Company to amend the Plan.

                  NOW, THEREFORE, the Plan is hereby amended as follows:

                  1. Subsection 4(f) of the Plan is hereby amended effective July 1, 1997 to read:

                  "(f) Salary Reduction Contributions. Each Employee who becomes eligible to participate under subsection 3(a) may contribute any whole percentage, from and including 1% up to and including 15%, of his Compensation as he shall elect, on the Employee's first election (which includes an election not to make any salary reduction contributions), in writing on a form prescribed by the Committee. The election of the percentage to contribute shall be effective the first day of the month following the month in which the election is made or as soon as administratively possible following such election. Such contribution shall be accomplished through direct reduction of pay after the election is in effect. A Member may elect to increase or decrease his contribution effective the first day of the month following the month in which the election to change the contribution percentage is made or as soon as administratively possible following such election. All elections to increase or decrease the contribution percentage shall be made (i) in writing on a form prescribed therefor and shall be subject to timely delivery to the Committee, or (ii) in accordance with any other procedures established by the Committee, including telephonic elections. All elections to completely discontinue a Member's contributions shall be effective as soon as practicable following the Committee's receipt (in writing or in accordance with such other procedures as may be established by the Committee) of such election. The Participating Companies shall pay over to the Fund all contributions made under this subsection at such time or times as the Company shall determine.

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                  Contributions made by the Participating Companies under this subsection shall be allocated to the Salary Reduction Accounts of the Members from whose Compensation the contributions were withheld in an amount equal to the amount withheld. Such contributions shall be deemed to be employer contributions made on behalf of Members to a qualified cash or deferred arrangement (within the meaning of section 401(k)(2) of the Code)."


                  2. Subsection 6(b) of the Plan is hereby amended effective July 1, 1997 to read:

                  "(b) Member Elections. In accordance with rules established by the Committee, each Member shall have the right to designate the Investment Category or Categories in which the Members Accrued Benefit under the Plan is invested, including any new contributions under section 4 allocated to such Member and prior balances in his accounts. Any designation or change in designation of Investment Category shall be made in accordance with any procedures for making designations established by the Committee, including telephonic designations. A Member may make changes of Investment Categories for new contributions under Section 4 and prior account balances effective as soon as administratively possible in accordance with any procedures established by the Committee for making investment designations including telephonic designations. New contributions under subsection 4(j) and reallocated forfeitures under subsection 4(k) shall be invested in the same manner as under the election in effect for new contributions made under subsection 4(f) on the date the contribution is made or the forfeiture is physically reallocated. New contributions under subsection 4(a) and reallocated forfeitures under subsection 4(e) shall be invested in the same manner as under the existing election in effect for new contributions under subsection 4(a). Any election of Investment Categories by any Member shall, on its effective date, cancel any prior election. The right to elect Investment Categories as set forth herein shall be the sole and exclusive investment power granted to a Member. In accordance with subsection 2(d), the Committee may promulgate separate accounting and administrative rules to facilitate the establishment or maintenance of an Investment Category."

                  3. Subsections 6(c) through 6(j) are redesignated as subsections 6(d) through 6(k) respectively, and Section 6 of the Plan is hereby amended, July 1, 1997, by adding the following new subsection 6(c) to read:

                  "(c) No Member Election. If a Member does not make an election of Investment Category, the Committee shall direct that all amounts allocated to such Member be invested in the Investment Category which, in the opinion of the Committee, best protects principal."

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                  4. Subsection 6(j) of the Plan is hereby amended, effective
                  July 1, 1997, by deleting said section in its entirety and redesignating subsection 6(k) as subsection 6(j).

                  5. In all other respects the Plan is hereby ratified and confirmed.

                  IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 17th day of June, 1997.

ATTEST:                                  THE BON-TON DEPARTMENT STORES, INC.


/s/ Robert E. Stern                      By:  /s/ Michael L. Gleim
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[Corporate Seal]


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